                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                O'Charley's Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [O'CHARLEY'S LOGO]

                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

Dear Shareholder:

     It is my pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of O'Charley's Inc. (the "Company") to be held at 9:00 a.m., local time, on Thursday, May 7, 1998, at the Company's home office located at 3038 Sidco Drive, Nashville, Tennessee.

     Shareholders will be asked to elect four directors to the Company's Board of Directors and to consider and act upon an amendment to the 1991 Stock Option Plan for Outside Directors to increase the number of shares reserved for issuance. In addition, we will present a report on the condition and performance of the Company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

     We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

     I look forward to seeing you on Thursday, May 7.

                                           Sincerely,

                                           /s/ GREGORY L. BURNS

                                           Gregory L. Burns
                                           Chairman of the Board, President, and
                                           Chief Executive Officer

                               [O'CHARLEY'S LOGO]

                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

                             ---------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of O'Charley's Inc. (the "Company") will be held at 9:00 a.m., local time, on Thursday, May 7, 1998, at the Company's home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:

          1. To elect one (1) Class I director to hold office for a term of two
     (2) years and until his successor is elected and qualified;

          2. To elect three (3) Class II directors to hold office for a term of three (3) years and until their successors are elected and qualified;

          3. To consider and act upon an amendment to the 1991 Stock Option Plan for Outside Directors to increase the number of shares reserved for issuance; and

          4. To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                           By the Order of the Board of
                                           Directors

                                           /s/ A. CHAD FITZHUGH

                                           A. Chad Fitzhugh, Secretary
Nashville, Tennessee
April 3, 1998

     YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

                                O'CHARLEY'S INC.
                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The accompanying proxy is solicited by the Board of Directors of O'Charley's Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 7, 1998, and any adjournments thereof, notice of which is attached hereto.

     The purposes of the Annual Meeting are: to elect one Class I director and three Class II directors; to consider and act upon a proposal to approve an amendment to the 1991 Stock Option Plan for Outside Directors (the "Director Plan") to increase the number of shares reserved for issuance; and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the Class I director nominee; FOR the election of the three Class II director nominees; and FOR the proposed amendment to the Director Plan.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the Annual Meeting. Only record holders of the Company's common stock, no par value (the "Common Stock"), at the close of business on that date will be entitled to vote at the Annual Meeting. On the record date, the Company had outstanding 10,213,494 shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The directors shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. The proposed amendment to the Director Plan will be approved if the votes cast in favor of the amendment to the Director Plan exceed the votes cast against it. Any other matters submitted to the shareholders shall be approved if the votes cast in favor of the matter exceed the votes cast against it. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and "non-votes" will not be considered for the purpose of determining the number of shares cast for or against any director nominee or the proposal to amend the Director Plan.

     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's regular officers or employees personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

     This Proxy Statement and the Company's Annual Report to Shareholders have been first mailed on or about April 3, 1998 to all shareholders of record at the close of business on March 27, 1998.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information furnished to the Company as of March 27, 1998 concerning persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Common Stock.

                                                              AMOUNT AND
                                                               NATURE OF
                      NAME AND ADDRESS                        BENEFICIAL           PERCENT
                    OF BENEFICIAL OWNER                        OWNERSHIP          OF CLASS
                    -------------------                       ----------          --------
David K. Wachtel, Jr........................................  1,067,599(1)          10.5%
  640 Spence Lane, Suite 123
  Nashville, Tennessee 37217
St. Denis J. Villere & Company..............................    910,150(2)           8.9
  210 Baronne Street, Suite 808
  New Orleans, Louisiana 70112
Wellington Management Company, LLP..........................    764,000(3)           7.5
  75 State Street
  Boston, Massachusetts 02109

---------------

(1) Based solely upon information set forth in a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") by Mr. Wachtel.
(2) Based solely upon information set forth in a Schedule 13G filed with the SEC by St. Denis J. Villere & Company, an investment advisor ("Villere"). Villere reported that it has shared voting and dispositive power with respect to all shares.
(3) Based solely upon information set forth in a Schedule 13G filed with the SEC by Wellington Management Company, LLP, an investment advisor ("Wellington"). Wellington reported that it has shared voting power with respect to 412,000 shares of Common Stock and shared dispositive power with respect to 764,000 shares of Common Stock.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Restated Charter classifies the Board of Directors into three classes, each class to be as nearly equal in number as possible, designated Class I, Class II and Class III. At each annual meeting, directors of the class whose term expires in that year are elected for a three-year term. The current Board of Directors is comprised of nine positions. Four directors will be elected at the Annual Meeting. The Board of Directors has nominated Steven J. Hislop, who was appointed by the Board of Directors in March 1998 to fill a vacant Class I director position, for election as a Class I director for a two-year term expiring at the annual meeting in 2000 and until his successor is elected and qualified. The Board of Directors has nominated John W. Stokes, Jr.,
H. Steve Tidwell and Samuel H. Howard as the three nominees for election as Class II directors for a three-year term expiring at the 2001 annual meeting and until their successors are elected and qualified. The terms of the Class II directors will expire upon the election and qualification of new Class II directors at the Annual Meeting. Messrs. Stokes, Tidwell and Howard are currently directors of the Company and were elected by the shareholders.

     Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election as directors of the Class I director nominee and the three Class II nominees. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such an event should occur, the persons named in the form of proxy have advised the Company that they will vote for such substitute or substitutes as shall be designated by the current Board of Directors.

     The following table contains as of March 27, 1998 certain information concerning: (i) the current directors of the Company, including the nominees;
(ii) each of the Named Executive Officers (as defined below); and (iii) the directors and executive officers as a group, which information has been furnished to the Company by the individuals named.

                                                                                               SHARES OF
                                                                                                COMMON
                                                                                                 STOCK
                                                                                             BENEFICIALLY
                                                                                               OWNED ON
                                       DIRECTOR    TERM                                        MARCH 27,     PERCENT
             NAME                AGE    SINCE     EXPIRES              POSITION                 1998(1)      OF CLASS
             ----                ---   --------   -------              --------              -------------   --------
Gregory L. Burns(2)(3).........  43      1990      2000     Chairman of the Board,              280,631         2.7%
                                                            President and Chief Executive
                                                              Officer
Steven J. Hislop...............  38      1998      1998     Executive Vice President            132,264         1.3
                                                              and Chief Operating Officer;
                                                              Director
A. Chad Fitzhugh...............  37        --        --     Chief Financial Officer,            114,421         1.1
                                                            Secretary and Treasurer
William E. Hall, Jr............  43        --        --     Vice President, Director of          39,350           *
                                                              Operations
John W. Stokes, Jr.(4).........  61      1983      1998     Director                            123,562(5)      1.2
Richard Reiss, Jr.(2)(4).......  54      1983      1999     Director                             79,000           *
G. Nicholas Spiva(3)(4)........  46      1985      1999     Director                             41,050(6)        *
H. Steve Tidwell(2)(7).........  55      1988      1998     Director                             40,500           *
C. Warren Neel(3)(7)...........  58      1990      2000     Director                             21,000           *
Samuel H. Howard(7)............  58      1992      1998     Director                             15,750           *
Shirley A. Zeitlin.............  63      1996      1999     Director                              7,000           *
All directors and executive officers as a group (11 persons)...............................     894,528         8.3%

---------------

  * less than one percent
(1) Includes the following shares which are not currently outstanding but which the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: Gregory L. Burns -- 179,040 shares; Steven J. Hislop -- 127,796 shares; A. Chad Fitzhugh -- 111,045 shares; William E. Hall, Jr. -- 34,750 shares; John W. Stokes, Jr. -- 16,500 shares; Richard Reiss, Jr. -- 16,500 shares; G. Nicholas Spiva -- 16,500 shares; H. Steve Tidwell -- 16,500 shares; C. Warren Neel -- 16,500 shares; Samuel H. Howard -- 15,000 shares; Shirley A. Zeitlin -- 6,000 shares; and all directors and executive officers as a group (11 persons) -- 556,131 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.
(2) Member of the Executive Committee.
(3) Member of the Nominating Committee.
(4) Member of the Compensation Committee.
(5) Includes 42,962 shares owned by Mr. Stokes' wife, as to which Mr. Stokes disclaims beneficial ownership.
(6) Includes 14,500 shares held by a trust for the benefit of Mr. Spiva.
(7) Member of the Audit Committee.

     The following is a brief summary of the business experience of each of the directors of the Company, including the nominees.

     Gregory L. Burns has served as Chairman of the Board and Chief Executive Officer of the Company since February 1994, and as President of the Company since September 1996. Mr. Burns, a director of the Company since 1990, served as Chief Financial Officer of the Company from October 1983 to September 1996, as Executive Vice President and Secretary of the Company from October 1983 to May 1993, and as President of the Company from May 1993 to February 1994. Mr. Burns is a certified public accountant.

     Steven J. Hislop has served as Executive Vice President and Chief Operating Officer of the Company since March 1997 and as a director of the Company since March 1998. Mr. Hislop served as Senior Vice President -- Operations from January 1993 to March 1997, and as Vice President -- Operations from April 1990 to January 1993.

     John W. Stokes, Jr. has served as Vice Chairman of Morgan Keegan & Company, Inc. since 1983. From 1984 to August 1997, Mr. Stokes served as President of The Equity Capital Markets of Morgan Keegan & Company, Inc., a wholly-owned subsidiary of Morgan Keegan & Company, Inc. Mr. Stokes also serves as a director of RFS Hotel Investors, Inc.

     Richard Reiss, Jr. is the President of Georgica Advisors, LLC, a private investment management firm. From January 1982 to December 1996, Mr. Reiss was the Managing Partner of Cumberland Associates, Cumberland Partners and Longview Partners, a private investment management firm and two domestic investment partnerships, respectively. Mr. Reiss is also a director of The Lazard Funds, Inc. and Page One Communications, Ltd.

     G. Nicholas Spiva has served as President of Spiva-Hill Investments, a commercial real estate development company, since 1975. Mr. Spiva was an owner of the original O'Charley's restaurant prior to its acquisition by the Company.

     H. Steve Tidwell has served as President of SPFS, Inc., which operates 18 unaffiliated restaurants in five southern states, since February 1991. From January 1987 to February 1991, Mr. Tidwell served as Secretary and Treasurer of SPFS. Mr. Tidwell served as Vice President of Real Estate and Construction at Shoney's, Inc. from December 1978 to January 1987.

     Dr. C. Warren Neel has served as the Dean of the University of Tennessee College of Business Administration since 1977. From October 1985 to January 1987, Dr. Neel was Commissioner of Employment Security of the State of Tennessee. Dr. Neel was a member of the Board of Directors of the Federal Reserve Bank of Nashville from 1980 to 1986, where he served as Chairman in 1985. Dr. Neel is a member of the Board of Directors of Proffitt's, Inc., American Healthcorp, Inc., Clayton Homes, Inc., and Promus Hotel Corporation.

     Samuel H. Howard has served as Chairman of Phoenix Holdings, Inc., an investment holding company, since 1989, as Chairman of Phoenix Healthcare Corporation, a health maintenance organization, since April 1993, and as President and Chief Executive Officer of Phoenix Communications Group, a company engaged in radio broadcasting, since 1971. From 1981 to 1989, Mr. Howard was Senior Vice President, Public Affairs for Hospital Corporation of America. Mr. Howard is a member of the Board of Directors of Genesis Health Ventures, Inc.

     Shirley A. Zeitlin has served as President and Chief Executive Officer of Shirley Zeitlin & Co. Realtors, a real estate brokerage firm, since 1979. Ms. Zeitlin has served as President and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. In addition to serving on the advisory Board of Directors of First American National Bank, Ms. Zeitlin serves on the boards of numerous civic and charitable organizations.

     The Board of Directors has an Executive Committee which is authorized generally to act on behalf of the Board of Directors between scheduled meetings of the Board, subject to certain limitations established by the

Board and applicable corporate law. Messrs. Burns, Reiss and Tidwell comprise the Executive Committee, which met 13 times during the fiscal year ended December 28, 1997.

     The Board of Directors has an Audit Committee for the purpose of recommending the Company's auditors, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit examination, acting as a liaison between the Board and the auditors and reviewing various Company policies, including those related to accounting and internal controls matters. Messrs. Tidwell, Neel and Howard comprise the Audit Committee, which met one time during the fiscal year ended December 28, 1997.

     The Board of Directors has a Compensation Committee for the purpose of evaluating the performance of the Company's officers, reviewing and approving officers' compensation, formulating bonuses for the Company's management and administering the Company's stock incentive plans. Messrs. Stokes, Reiss and Spiva comprise the Compensation Committee, which met four times during the fiscal year ended December 28, 1997.

     The Board of Directors has a Nominating Committee for the purpose of recommending to the Board of Directors nominees to be presented to the Company's shareholders for election to the Board of Directors. The Nominating Committee is comprised of one member of the Board who is also an executive officer of the Company and one member of the Board of Directors who is not an officer or employee from each of the two classes of directors whose term is not expiring at the next annual meeting of shareholders. Messrs. Burns, Spiva and Neel currently comprise the Nominating Committee, which met one time during the fiscal year ended December 28, 1997.

     In accordance with the Company's Amended and Restated Bylaws, nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice (setting forth the information required by the Company's Bylaws) received by the Secretary of the Company at least 120 days in advance of an annual meeting or within 10 days of the date on which notice of a special meeting for the election of directors is first given to shareholders.

     The Board of Directors held four meetings during the fiscal year ended December 28, 1997. Each of the incumbent directors attended more than 75% of the aggregate number of meetings of the Board and each committee of the Board on which such director served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 28, 1997, except that Mr. Neel and Mr. Tidwell each failed to timely file one report with respect to one transaction.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 28, 1997 for (i) the Chief Executive Officer of the Company and (ii) each of the other executive officers of the Company whose cash compensation exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   -------------
                                            ANNUAL COMPENSATION     SECURITIES
            NAME AND                       ---------------------    UNDERLYING        ALL OTHER
       PRINCIPAL POSITION          YEAR    SALARY($)    BONUS($)   OPTIONS(#)(1)   COMPENSATION($)
       ------------------          ----    ---------    --------   -------------   ---------------
Gregory L. Burns.................  1997     216,250     259,694            --          12,913(2)
  President and Chief              1996     190,975          --            --          16,750
  Executive Officer                1995     166,050     167,319        60,000          11,096
Steven J. Hislop.................  1997     141,250     192,125            --          20,563(3)
  Executive Vice President and     1996     125,975      56,962            --          10,805
  Chief Operating Officer          1995     106,050     101,406        30,000           8,587
A. Chad Fitzhugh.................  1997     131,250     148,978            --          15,677(4)
  Chief Financial Officer,         1996     113,550      41,646            --          10,459
  Secretary, and Treasurer         1995      97,800      70,984        30,000           6,874
William E. Hall, Jr..............  1997     106,250      80,000        30,000           9,133(3)
  Vice President, Director of      1996      81,500      36,000            --           4,593
  Operations                       1995      68,900      21,000            --           2,763

---------------

(1) Number of stock options granted under the 1990 Employee Stock Plan (the "1990 Plan"). Although the 1990 Plan permits grants of restricted stock and stock appreciation rights, no grants of those incentives have been made.
(2) Includes $11,996 contributed by the Company to the Company's supplemental executive retirement plan (the "SERP") and $917 contributed by the Company to the Company's 401(k) Plan (the "401(k) Plan").
(3) Amount contributed by the Company to the SERP.
(4) Includes $14,988 contributed by the Company to the SERP and $689 contributed by the Company to the 401(k) Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information as to options granted to the Named Executive Officers by the Company during the fiscal year ended December 28, 1997. No Named Executive Officer other than Mr. Hall was granted options during the fiscal year ended December 28, 1997. No separate stock appreciation rights have ever been granted by the Company.

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                       NUMBER OF                                                     ANNUAL RATE OF STOCK
                       SECURITIES    PERCENT OF                                     PRICE APPRECIATION FOR
                       UNDERLYING   TOTAL OPTIONS   EXERCISE                              OPTION TERM
                        OPTIONS      GRANTED TO       PRICE        EXPIRATION       -----------------------
        NAME           GRANTED(1)     EMPLOYEES     PER SHARE         DATE              5%          10%
        ----           ----------   -------------   ---------   -----------------   ----------   ----------
William E. Hall,
  Jr.................    30,000         18.1%        $17.00     November 13, 2007    $320,736     $812,809

---------------

(1) Grant to Mr. Hall of an option to buy shares of Common Stock under the 1990 Plan. Such options shall vest at a minimum rate of 2% and a maximum rate of 25% annually commencing on the first anniversary of the grant dependent upon the Company meeting certain financial criteria established by the Compensation Committee of the Board of Directors.

             AGGREGATED OPTION EXERCISES AND YEAR-END VALUE TABLE.

     Shown below is information with respect to exercises by the Named Executive Officers during the fiscal year ended December 28, 1997 of options to purchase shares issued pursuant to the Company's stock option plans and information with respect to unexercised options to purchase shares held by the Named Executive Officers as of the end of the fiscal year ended December 28, 1997:

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                            OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                   SHARES ACQUIRED                         DECEMBER 28, 1997           DECEMBER 28, 1997(1)
                                     ON EXERCISE         VALUE        ---------------------------   ---------------------------
              NAME                       (#)            REALIZED      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 ---------------      --------      -----------   -------------   -----------   -------------
Gregory L. Burns.................      15,000           $172,500        162,540        122,460      $1,356,630      $862,113
Steven J. Hislop.................          --                 --        119,996         61,755       1,059,734       361,650
A. Chad Fitzhugh.................          --                 --        102,945         62,055         797,720       364,399
William E. Hall, Jr..............       8,000             99,966         34,150         69,450         241,894       280,686

---------------

(1) Based on the closing price of the Common Stock on the Nasdaq National Market on December 26, 1997 ($15.50).

     The Company has not awarded stock appreciation rights to any employee and has no long-term incentive plans, as that term is defined in regulations promulgated by the SEC. The Company has various stock option and stock purchase plans. During the fiscal year ended December 28, 1997, the Company did not adjust or amend the exercise price of stock options awarded the Named Executive Officers, whether through amendment, cancellation or replacement grants, or other means. Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company.

DIRECTOR COMPENSATION

     Non-employee directors receive an annual retainer of $3,000 and a fee of $1,000 for each Board meeting attended, $1,000 for each committee meeting attended on a day on which there is no regularly scheduled Board meeting and are reimbursed for travel expenses associated with serving as a director. In addition, members of the Executive Committee are paid a fee of $1,250 per quarter. Directors who are officers or employees of the Company receive no compensation for serving as members of the Board. The aggregate amount of fees paid to the non-employee directors for the 1997 fiscal year was $62,000.

     Non-employee directors participate in the Director Plan. Non-employee directors receive an option to purchase 7,500 shares upon their initial election to the Board of Directors. The options become exercisable in 20% annual increments commencing on the first anniversary of the date of grant. The Director Plan also provides for annual grants of options to purchase 1,500 shares to each non-employee director in addition to the grant upon initial election to the Board of Directors. All such options become exercisable six months following the date of their issuance. All options issued under the Director Plan have an exercise price per share at the date of grant equal to the closing sale price on the Nasdaq National Market on that date. At December 28, 1997, there were seven participants under the Director Plan who held options covering an aggregate of 108,000 shares at exercise prices ranging from $3.08 to $14.00 per share. There have been no exercises to date of options granted under the Director Plan.

     The Board of Directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the Company's shareholders and the financial abilities of the Company.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into Severance Compensation Agreements (the "Severance Agreements") with each of Messrs. Burns, Hislop and Fitzhugh. Each Severance Agreement terminates upon the earliest of (i) September 16, 1999 in the case of Mr. Burns and March 4, 2001 in the case of Messrs. Hislop and Fitzhugh if no Change in Control (as such term is defined in the Severance Agreements) has occurred,

(ii) termination of the executive's employment as a result of death, disability, retirement, or cause (as such terms are defined in the Severance Agreements), or by the executive other than for good reason (as such term is defined in the Severance Agreements), and (iii) 18 months from the date of a Change in Control. Upon a Change in Control of the Company, the executive is entitled to a lump sum payment if he is terminated within 18 months of such Change in Control other than for cause, disability, or retirement (as such terms are defined in the Severance Agreements) or if he terminates employment with the Company following a change in his position, duties, responsibilities or status with the Company, a reduction in his base salary, or a relocation of the Company's principal executive offices during the term of the Severance Agreement. In the event of such termination, Mr. Burns' agreement provides that the Company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) three times the average of the aggregate annual salary paid to him by the Company during the three calendar years preceding the Change in Control and (ii) three times the highest bonus compensation paid to him for any of the three calendar years preceding the Change in Control. The agreements for each of Messrs. Hislop and Fitzhugh provide that the Company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the Company during the three calendar years preceding the Change in Control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the Change in Control. In no event, however, shall the lump sum severance payment, either alone or together with other payments which the executive has the right to receive from the Company, exceed an amount which would be deemed to be a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, amended (the "Code").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1997, the Board's Compensation Committee was composed of Messrs. Stokes, Reiss and Spiva. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, except as set forth below, there are no relationships among the Company's executive officers, members of the Compensation Committee or entities whose executives serve on the Board or the Compensation Committee that require disclosure under applicable SEC regulations.

     The Company leases real estate for the operation of one of its Nashville, Tennessee and one of its Lexington, Kentucky restaurants from CWF Associates, Inc., a Tennessee corporation ("CWF"). The Company also leases real estate in Huntsville, Alabama from CWF on which the Company operated its Huntsville restaurant until August 1997. The Company's Huntsville restaurant was relocated to a new site in September 1997. Mr. Wachtel (14% ownership), Mr. Burns (7% ownership), Mr. Reiss (14% ownership), Mr. Stokes (14% ownership), and Mr. Spiva (14% ownership) are shareholders in CWF. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee (the "Committee"), a committee of the Board of Directors composed of non-employee directors of the Company. The Committee approves compensation actions involving the senior management of the Company, including the Named Executive Officers. The Committee also approves long-term incentive awards for the Named Executive Officers and other key employees of the Company, and reviews and administers the incentive compensation, stock option and other compensation plans of the Company. The members of the Committee, which met four times during fiscal 1997, are Messrs. Stokes, Reiss and Spiva.

     Under the supervision of the Committee, the Company has developed and implemented compensation policies, plans and programs which are intended to enhance the profitability of the Company by aligning closely the financial interests of the Company's management with those of its shareholders. In furtherance of these goals, annual base salaries are generally set somewhat below competitive levels so that the Company relies to a large degree on annual cash bonuses and long-term stock based incentive compensation to attract and retain senior management of outstanding abilities and to motivate them to perform to the full extent of their abilities.

     In designing and administering the individual elements of the executive compensation program, the Committee strives to balance short-term and long-term incentive objectives and employ prudent judgement in establishing performance criteria, evaluating performance and determining actual incentive payments. Following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the Committee with regard to fiscal 1997 compensation and a specific discussion of Mr. Burns' compensation.

ANNUAL COMPENSATION

     Annual total cash compensation for senior management consists of base salary and an annual cash bonus. Setting of annual salaries in fiscal 1997 for the Named Executive Officers was based on a review by the Committee of targeted performance criteria, the additional responsibilities assumed by certain of the Named Executive Officers, recommendations by the Company's Chief Executive Officer and the levels of salary paid by a peer group of 16 restaurant companies for comparable executive ability and experience. Based on such information, the Committee approved increases in annual salary for the Named Executive Officers of approximately 16.2% over levels in fiscal 1996. Consistent with the criteria utilized for determining annual salary increases for the other Named Executive Officers, the Committee approved an increase in Mr. Burns' annual salary of 13.2% to $216,250 from $190,975.

     In January 1997, the Committee approved a continuation of a cash bonus program instituted at the beginning of fiscal 1996 whereby cash bonuses for each of the Named Executive Officers were based upon a percentage of the amount by which pretax earnings for fiscal 1997 exceeded 1996 levels, plus an additional percentage of the amount by which pretax earnings of fiscal 1997 exceeded internally budgeted levels. The Committee approved bonuses of $259,694, $192,125, $148,978, and $80,000 to Messrs. Burns, Hislop, Fitzhugh, and Hall, respectively, pursuant to the bonus program for fiscal 1997. The Committee has approved a continuation of the cash bonus program for fiscal 1998 whereby cash bonuses will be based upon the attainment of targeted levels of earnings per share.

LONG-TERM INCENTIVE PROGRAM

     The long-term incentive program for senior management consists of stock option awards granted pursuant to the 1990 Plan. The Committee has typically granted stock options to members of senior management and other key employees at its first meeting following a review of the Company's operating results for the prior fiscal year. During the latter portion of fiscal 1993, the Committee in consultation with members of senior management adopted the Senior Management Stock Option Bonus Program (the "Program"). The purpose of the Program is to encourage senior management over the term of the Program to meet and exceed budgeted increases in targeted performance criteria in the respective operating areas for which members of senior management have primary responsibility and for the Company as a whole. Pursuant to the Program, the Committee granted options under the 1990 Plan in October 1993 to each of Messrs. Burns, Hislop, Fitzhugh and Hall to purchase 150,000, 112,500, 112,500 and 75,000 shares, respectively. In January 1995, the Committee granted additional options to the Named Executive Officers under the Program as follows: Mr. Burns -- 60,000 shares; Mr.
Hislop -- 30,000 shares; and Mr. Fitzhugh -- 30,000 shares. In November 1997, the Committee granted Mr. Hall an option to purchase an additional 30,000 shares. The options were granted at an exercise price equal to the closing price on the Nasdaq National Market on the date of grant. At the beginning of each fiscal year during the ten year term of the options, the Committee will establish targeted increases for each of the 43 participants in the Program in operating results for the respective operating areas for each of the participants and for the Company as a whole. The options vest 2% annually during the first nine years of the terms of the options and will vest in full in the tenth year if still outstanding at that time. The options permit accelerated vesting of up to 25% each year based on meeting or exceeding the targeted levels established by the Committee at the beginning of each such year.

     Based on the targeted levels established by the Committee at the beginning of fiscal 1997, the options granted to the Named Executive Officers pursuant to the Program vested 25% each in 1997. In January 1998, the Committee established targeted levels for vesting in fiscal 1998 for options granted to the Named Executive Officers under the Program based on targeted levels of earnings per share.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS

     Section 162(m) of the Code, enacted as part of the Omnibus Budget Reconciliation Act in 1993 ("OBRA") generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's chief executive officer and four other most highly paid executive officers. Compensation paid to these officers in excess of $1,000,000 that is not performance-based cannot be claimed by the Company as a tax deduction. The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify the Company's long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Grants of stock options pursuant to the 1990 Plan should be considered performance-based. None of the Company's executive officers has received other compensation that could potentially exceed the applicable limits under OBRA.

     The tables set forth under "Executive Compensation," and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

John W. Stokes, Jr.                 Richard Reiss, Jr.                    G. Nicholas Spiva

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the unaudited total return on the Company's Common Stock against the cumulative annual total return of the Nasdaq Stock Market Total Return Index and the S&P 500 Restaurant Index commencing December 27, 1992 and ending December 28, 1997. The following graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 27, 1992 and that all dividends were reinvested.

                                                            NASDAQ             S&P 500
        Measurement Period             O'CHARLEY'S           STOCK           RESTAURANT
      (Fiscal Year Covered)               INC.           MARKET INDEX           INDEX
12/92                                             100                100                100
12/93                                             124                115                117
12/94                                             148                112                116
12/95                                             211                159                175
12/96                                             175                195                173
12/97                                             250                240                185

                              CERTAIN TRANSACTIONS

     The Company leases real estate for the operation of its Goodlettsville, Murfreesboro and Clarksville, Tennessee and Bowling Green, Kentucky restaurants from Two Mile Partners, a Tennessee general partnership owned 75% by Mr. Wachtel and 25% by Mr. Burns ("Two Mile Partners"). These four leases provide for annual rentals in an aggregate amount equal to the greater of $429,900 or 6% of each restaurant's sales. These leases expire at various times through 2006, with options by the Company to renew for up to ten additional years on the same terms. During fiscal 1997, the Company paid Two Mile Partners aggregate rent of $641,124.

     During fiscal 1997, the Company leased from Two Mile Partners II, a Tennessee general partnership owned 80% by Mr. Wachtel and 20% by Mr. Burns ("Two Mile Partners II"), real estate in Melbourne, Florida on which the Company formerly operated a restaurant. The lease provided for annual rentals in an aggregate amount equal to the greater of $135,300 or 6% of the restaurant's sales. The lease was a month to month lease. On March 4, 1998, the Company gave notice of termination of the lease effective June 2, 1998. During fiscal 1997, the Company paid Two Mile Partners II aggregate rent of $157,410.

     The Company leases real estate for the operation of one of its Nashville, Tennessee and one of its Lexington, Kentucky restaurants from CWF. The Company also leases real estate in Huntsville, Alabama from CWF on which the Company operated its Huntsville restaurant until August 1997. The Company's Huntsville restaurant was relocated to a new site in September 1997. Mr. Wachtel (14% ownership), Mr. Burns (7% ownership), Mr. Reiss (14% ownership), Mr. Stokes (14% ownership), Mr. Spiva (14% ownership) and others are shareholders in CWF. In addition, A. Chad Fitzhugh, Chief Financial Officer, Secretary, and Treasurer of the Company, is the Secretary of CWF. These leases provide for annual rentals in an aggregate amount equal to the greater of $160,800 or 6% of each restaurant's sales. These leases expire at various times through 2007, with options by the Company to renew for up to ten additional years on the same terms. Each lease grants the Company an option, exercisable at any time during the term of the lease, to purchase the property at the greater of its fair market value or the indebtedness outstanding with respect to such property at the time of any such purchase. During fiscal 1997, the Company paid CWF aggregate rent of $372,272.

             PROPOSAL 2: BOARD OF DIRECTORS' PROPOSAL TO AMEND THE
                  1991 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

     The Director Plan was originally adopted by the shareholders of the Company in May 1992 and currently reserves 112,500 shares of Common Stock for issuance. The Director Plan encourages greater stock ownership by directors thereby aligning the interests of directors of the Company more closely with the interests of the Company's shareholders and aids the Company in attracting and retaining the highest quality of experienced persons as directors of the Company. The Board of Directors has determined that the Director Plan does not currently reserve for issuance a sufficient number of shares and recommends for shareholder approval an amendment to the Director Plan to increase the number of shares reserved for issuance under the Director Plan from 112,500 to 175,000. The proposed amendment is as follows:

          1. The text of Section 5 is hereby amended and restated in its entirety as follows:

             "5. Stock Subject to the Plan. Subject to adjustment as provided in Paragraph 11, not more than 175,000 shares of Common Stock may be issued in respect of Options granted under the Plan. Such shares that may be issued upon the exercise of Options under the Plan are authorized but unissued shares. Shares of Common Stock subject to an Option shall, upon the expiration or termination of such Option, to the extent unexercised, again be available for grant under the Plan."

     The Director Plan presently reserves for issuance 112,500 shares of Common Stock, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, reorganizations or other capital adjustments resulting in the increase or reduction of the number of outstanding shares and to other appropriate adjustments in the event of a merger, consolidation or other reorganization of the Company. The Director Plan provides that upon his or her initial election to the Board, whether such election is by the Board of Directors or by the Company's shareholders, each director who has not served as an employee of the Company or its affiliates (an "Outside Director") will be granted an option (an "Initial Option") to purchase 7,500 shares of Common Stock. Initial Options vest in five equal annual installments commencing one year after grant.

     In addition to Initial Options, each Outside Director will be granted an option to purchase 1,500 shares of Common Stock on the date of each annual meeting of the Company's shareholders ("Annual Options"). Annual Options vest six months after the date of grant. All options granted under the Director Plan are granted at a per share price equal to the fair market value of the Common Stock on the date of grant and are for terms of ten years. Initial Options and Annual Options become fully vested and exercisable in the event of a change in control or potential change in control (as defined in the Director Plan). At December 28, 1997, there were seven participants under the Director Plan who held options covering an aggregate of 108,000 shares of Common Stock at exercise prices ranging from $3.08 to $14.00. As of March 27, 1998, the market value of a share of Common Stock based on the closing price of the Common Stock on the Nasdaq National Market was $20.875.

     THE PROPOSED AMENDMENT TO THE DIRECTOR PLAN WILL BE APPROVED IF THE VOTES CAST IN FAVOR OF THE AMENDMENT EXCEED THE VOTES CAST AGAINST IT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE DIRECTOR PLAN.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected KPMG Peat Marwick, LLP to serve as independent auditors for the current fiscal year. Such firm has served as the Company's independent auditors since August 1991. Representatives of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                           PROPOSALS OF SHAREHOLDERS

     Shareholders intending to submit proposals for presentation at the next annual meeting of the shareholders of the Company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to A. Chad Fitzhugh, Secretary, O'Charley's Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the Company prior to December 14, 1998. Proposals should be sent to the Company by certified mail, return receipt requested.

                                                                      APPENDIX A


                           PROPOSED AMENDMENT TO THE
                  1991 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


Section 5 of the Plan is hereby amended and restated in its entirety as follows:

"Subject to adjustment as provided in Paragraph 11, not more than 175,000 shares of Common Stock may be issued in respect of Options granted under the Plan.
Such shares that may be issued upon the exercise of Options under the Plan are authorized but unissued shares. Shares of Common Stock subject to an Option shall, upon the expiration or termination of such Option, to the extent unexercised, again be available for grant under the Plan."

                                                                      Appendix B

                                O'CHARLEY'S INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT 9:00 A.M., ON THURSDAY, MAY 7, 1998.

   The undersigned hereby appoints Gregory L. Burns, A. Chad Fitzhugh, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of O'Charley's Inc. (the "Company") held of record by the undersigned on March 27, 1998, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 7, 1998, at the Company's home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.

   1. To elect Steven J. Hislop as a Class I director to serve until the 2000 Annual Meeting of Shareholders and until his successor is elected and qualified

     [ ] FOR the nominee     [ ] WITHHOLD AUTHORITY to vote for the nominee

   2. To elect the following nominees as Class II directors to serve until the 2001 Annual Meeting of Shareholders and until their successors are elected and qualified.

      John W. Stokes, Jr., H. Steve Tidwell and Samuel H. Howard

[ ]  FOR all nominees listed above                              [ ]  WITHHOLD AUTHORITY to vote
     (except as indicated to the contrary below)                     for all nominees

   (To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

   -----------------------------------------------------------------------------

   3. For approval of the amendment to the 1991 Stock Option Plan for Outside Directors.

            [ ] FOR      [ ] AGAINST      [ ] WITHHOLD AUTHORITY (Abstain)

   4. In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PARAGRAPH 1 AND 2 AND FOR THE APPROVAL OF THE AMENDMENT TO THE 1991 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS REFERRED TO IN PARAGRAPH 3.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Date: ---------------------------------------- , 1998  ---------------------------------------------
                                                                         Signature
                                                       ---------------------------------------------
                                                                         Signature

                                                       (When signing as attorney, executor,
                                                       administrator, trustee or guardian, please
                                                       give full title as such. If shareholder is a
                                                       corporation, corporate name should be signed
                                                       by an authorized officer and the corporate
                                                       seal affixed. If shareholder is a
                                                       partnership, please sign in partnership name
                                                       by authorized persons. For joint accounts,
                                                       each joint owner should sign.)

PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.